As filed with the Securities and Exchange Commission on August 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INDAPTUS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	86-3158720
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

3 Columbus Circle

15th Floor

New York, NY 10019

+1 (646) 427-2727

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey A. Meckler

Chief Executive Officer

Indaptus Therapeutics, Inc.

3 Columbus Circle

15th Floor

New York, NY 10019

+1 (646) 427-2727

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Gary Emmanuel, Esq.

Greenberg Traurig LLP

One Vanderbilt Avenue

New York, New York 10017

+1 (212) 801 9337

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholder may not sell these securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2025

PROSPECTUS

2,160,166 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition, by the selling stockholders identified in this prospectus, of an aggregate of up to 2,160,166 shares of common stock, par value $0.01 per share, of Indaptus Therapeutics Inc. consisting of (i) 501,566 shares of common stock issued upon the automatic conversion of convertible promissory notes, which were issued in a private placement in June 2025, or the June 2025 Private Placement, (ii) 190,795 shares of common stock issuable upon exercise of pre-funded warrants issued in the June 2025 Private Placement, (iii) 1,384,722 shares of common stock issuable upon the exercise of investor warrants issued in the June 2025 Private Placement, and (iv) 83,083 shares of common stock issuable upon exercise of placement agent warrants issued in connection with the June 2025 Private Placement. We refer to the pre-funded warrants, investor warrants, and placement agent warrants collectively as warrants.

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. All net proceeds from the sale of the shares of our common stock covered by this prospectus will go to the selling stockholders. However, we may receive the proceeds from any exercise of warrants if the holders do not exercise the warrants on a cashless basis. See “Use of Proceeds.”

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution.”

Our common stock is listed on the Nasdaq Capital Market under the symbol “INDP”. On August 12, 2025, the last reported sale price of our common stock on the Nasdaq Capital Market was $8.24 per share.

Investing in our securities involves risks. See the section entitled “Risk Factors” included in or incorporated by reference into the prospectus and in the documents, we incorporate by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2025

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website or its offices described below under the heading “Where You Can Find More Information”.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the selling stockholder has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. The information contained in this prospectus and the documents incorporated by reference in this prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents regardless of the time of delivery of this prospectus when any sale of our securities occurs. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read this prospectus and the documents incorporated by reference in this prospectus in their entirety, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus incorporates by reference market data and certain industry data and forecasts that were obtained from market research databases, publicly available information and industry publications and surveys. Industry surveys, publications and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. We have relied on certain data from third-party sources, including industry forecasts and market research, which we believe to be reliable based on our management’s knowledge of the industry. Statements as to our market position are based on the most currently available data. While we are not aware of any misstatements regarding the industry data presented in this prospectus or in any document incorporated by reference, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the headings “Risk Factors” in this prospectus, and under similar headings in the other documents that are incorporated herein by reference.

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PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled “Risk Factors” and similar headings in the other documents that are incorporated by reference into this prospectus.

Unless the context indicates otherwise, in this prospectus, the terms “Indaptus,” “Company,” “we,” “us” and “our” refer to Indaptus Therapeutics, Inc. (formerly Intec Parent, Inc.) and, where appropriate, its consolidated subsidiaries following the domestication merger and the reverse merger described in our previous periodic reports. References to “Intec Israel” refer to Intec Pharma Ltd., the predecessor of Indaptus prior to the domestication merger, and references to “Decoy” refer to Decoy Biosystems, Inc., the entity acquired by Indaptus in connection with the reverse merger.

Overview

We are a clinical biotechnology company developing a novel and patented systemically-administered anti-cancer and anti-viral immunotherapy. We have evolved from more than a century of immunotherapy advances. Our approach is based on the hypothesis that efficient activation of both innate and adaptive immune cells and associated anti-tumor and anti-viral immune responses will require a multi-targeted package of immune system activating signals that can be administered safely intravenously. Our patented technology is composed of single strains of attenuated and killed, non-pathogenic, Gram-negative bacteria, designed to have reduced i.v. toxicity, but largely uncompromised ability to prime or activate many of the cellular components of innate and adaptive immunity. This approach has led to broad anti-tumor and anti-viral activity in preclinical models, including durable anti-tumor response synergy observed with each of four different classes of existing agents, including NSAIDs, checkpoint therapy, targeted antibody therapy and low-dose chemotherapy. Tumor eradication by our technology was associated with induction of both innate and adaptive immunological memory and, importantly, did not require provision of or targeting a tumor antigen in preclinical models. We have carried out successful current Good Manufacturing Practice (cGMP) manufacturing of our lead clinical candidate, Decoy20.

In May 2022, the U.S. Food and Drug Administration, or the FDA, allowed us to proceed under our IND for a Phase 1 clinical trial in participants with advanced solid tumors where currently approved therapies have failed. In December 2022, we initiated an open label, multi-center, dose escalation and expansion, single arm (monotherapy) Phase 1 study conducted in 2 parts. The Phase 1 study began with single dose administration and has now been followed with continuous weekly dosing of Decoy20 in tumor-specific expansion cohorts. The study is enrolling participants with any one of six advanced/metastatic solid tumors, who have exhausted approved treatment options. The study’s objectives are to assess the safety and tolerability of Decoy20, to determine the maximum tolerated dose, the optimal biologically active and recommended Phase 2 dose, as well as to assess Decoy20 pharmacokinetics (PK), pharmacodynamics and clinical activity. The primary endpoints of the study are incidence, relatedness and severity of adverse events and treatment-emergent adverse events and determining the number of subjects per cohort with dose limiting toxicity-based adverse events. Secondary endpoints include the incidence of anti-drug antibodies and neutralizing antibodies pre- and post-treatment, change in Decoy20 PK parameters over time, objective response rate and duration of response.

In August 2023, we evaluated the first four participants who received a single dose of 7 x 10^7 Decoy20 in Part 1 of the Phase 1 clinical trial. All four participants who enrolled were evaluable in the first cohort. These participants experienced generally anticipated transient adverse events including hemodynamic changes such as changes in pulse or blood pressure that resolved within 30 minutes and laboratory abnormalities such as grade 1-3 elevations in transaminases (liver function tests) and grade 4 reductions in lymphocytes that generally resolved within three days. One participant had a dose-limiting toxicity of grade 3 bradycardia (slow heart rate) and grade 2 hypotension (low blood pressure) which resolved within approximately 90 minutes with i.v. fluids. Participants also experienced transient induction of over 50 different biomarkers associated with innate and adaptive anti-tumor immune responses. After the end of infusion, Decoy20 was cleared from the blood within 30 to 120 minutes. Peak cytokine and chemokine induction occurred within ~4 to 24 hours and most cytokine/chemokines returned to the participant’s respective baseline by 24-72 hours. This rapid clearance and associated transient cytokine/chemokine induction are desired to avoid prolonged toxicity, often associated with longer term cytokine exposure.

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In September 2023, we began the second cohort of the Phase 1 clinical trial after receiving authorization from the Safety Review Committee. The second cohort dose was a reduction from 7 x 10^7 Decoy20 dose to 3 x 10^7 Decoy20. In March 2024, we completed the second cohort of participants who received a single dose of 3 x 10^7 Decoy20 in Part 1 of the clinical trial. Participants on the second (lower dose) cohort experienced adverse events similar in frequency and severity to the higher dose cohort with one dose-limiting toxicity of grade 3 ALT elevation that required one week to resolve. Pharmacodynamic effects included transient induction of multiple biomarkers. Clearance of Decoy20 was similarly rapid. Following authorization from the Safety Review Committee, we advanced into the weekly dosing part of the trial.

In May and June 2024, we enrolled two additional participants in the first cohort who received a single dose of 7 x 10^7 Decoy20, and in August 2024 we received the authorization from the Safety Review Committee to initiate the weekly dosing with 7 x 10^7 Decoy20.

As of October 2024, we completed one month of the weekly dosing part in the first six participants at the 3 x 10^7 Decoy20 dose and following the review of the safety data by the Safety Review Committee we received the authorization to initiate unrestricted enrollment of participants at the 3 x 10^7 Decoy20 dose. By May 2025, we had enrolled 13 participants on Decoy20 as a single dose and 32 participants in the weekly dosing among the two Decoy20 dose levels. In May 2025, we decided to conclude enrollment in the weekly dosing and focus on the combination study of Decoy20 with Tislelizumab, as further described below. We have observed early signs of potential benefits emerging with some participants with stable disease. As expected with the mechanism of action of Decoy20, we have seen adverse events of cytokine release syndrome (CRS) in 6 participants that have resolved within 24-72 hours.

In October 2024, we entered into a clinical supply agreement, or the Supply Agreement, with BeOne Medicines (formerly known as BeiGene Switzerland GmbH), to advance clinical evaluation of Decoy20 in combination with BeOne’s anti-PD-1 antibody, Tislelizumab, or the BeOne Product, for the treatment of participants with advanced solid tumors, or the Combination Study. This Combination Study builds on preclinical results where Decoy20, combined with a PD-1 inhibitor, demonstrated tumor eradication. In June 2025 we announced the dosing of the first participant in the Combination Study and by August 2025 we had enrolled 6 participants, and we have seen one related serious adverse event of CRS in 1 participant that has resolved within 72 hours. The Combination Study will assess safety, dose optimization, and early signs of anti-tumor activity in participants with advanced solid tumors, previously treated with a checkpoint inhibitor or with tumors typically unresponsive to checkpoint inhibitors.

Under the terms of the Supply Agreement, we will pay for all costs associated with the Combination Study (other than the cost of the BeOne Product), BeOne will supply the BeOne Product to us for the purposes of the study, and we will supply Decoy20 for the purposes of the Combination Study. The Supply Agreement will terminate upon the earlier of (i) the one-year anniversary of the date that we provide BeOne with the Combination Study’s final clinical study report or (ii) the date of termination of the Combination Study, subject to early termination in certain circumstances.

August 2024 Financing

On August 8, 2024, we completed a registered direct offering, pursuant to which we sold and issued to certain investors, including an officer of Indaptus, 58,708 shares of our common stock. In addition, in a concurrent private placement, or the August 2024 Private Placement, we issued to the investors unregistered warrants to purchase 58,708 shares of our common stock. The warrants are immediately exercisable at an exercise price of $47.60 per share and expire five years from the date of issuance. The combined purchase price for one share of common stock and one warrant was $51.10, resulting in gross proceeds of approximately $3.0 million, before deducting placement agent and other offering expenses in the amount of approximately $0.5 million.

November 2024 Financing

On November 25, 2024, we completed a registered direct offering, pursuant to which we sold and issued to certain investors, including an officer of Indaptus, 64,893 shares of our common stock. In addition, in a concurrent private placement, or the November 2024 Private Placement, we issued to the investors unregistered warrants to purchase 64,893 shares of our common stock. The warrants are immediately exercisable at an exercise price of $29.40 per share and expire five years from the date of issuance. The combined purchase price for one share of common stock and one warrant was $32.90, resulting in gross proceeds of approximately $2.13 million, before deducting placement agent and other offering expenses in the amount of approximately $0.345 million. In connection with the November 2024 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 4,436 shares of common stock at an exercise price per share equal to $36.75. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

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January 2025 Private Placement

On January 16, 2025, we completed a private placement, or the January 2025 Private Placement, pursuant to which we sold and issued to certain investors 75,335 unregistered shares of our common stock and unregistered warrants to purchase 75,335 shares of our common stock. The warrants are immediately exercisable at an exercise price of $26.32 per share and expire five years from the date of issuance. In connection with the January 2025 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 5,273 shares of common stock at an exercise price per share equal to $32.90. The placement agent warrants are exercisable six months from the date of issuance and expire on the fifth anniversary of the issue date.

June 2025 Private Placement

In June 2025, we completed a private placement, pursuant to which we sold and issued to certain investors, including our Chief Executive Officer, (i) convertible notes in the aggregate principal amount of approximately $2.3 million, which automatically converted into 501,566 shares of our common stock at a conversion price of $8.302 per share, (ii) pre-funded warrants to purchase 190,795 shares of our common stock, and (iii) warrants to purchase 1,384,722 shares of our common stock, immediately exercisable at $8.302 per share and expiring five years from the date of issuance. In connection with the June 2025 financing, we issued to the placement agent and its designees placement agent warrants to purchase an aggregate of 83,083 shares of common stock at an exercise price per share equal to $8.302. The placement agent warrants are immediately exercisable and expire five years from the date of issuance.

Reverse Stock Split

We implemented a 1-for-28 reverse stock split of our outstanding common stock, which became effective on June 26, 2025 with the shares beginning trading on a post-split basis on the Nasdaq Capital Market on June 27, 2025. As a result of the reverse stock split, every 28 shares of our issued and outstanding common stock were automatically converted into 1 share of common stock, without any change in the par value per share. No fractional shares were issued in the reverse stock split, and stockholders received a cash payment equal to the value of the fractional share, based on the adjusted closing price on Nasdaq as of June 26, 2025.

Company Information

Our principal executive offices are located at 3 Columbus Circle, 15th Floor, New York, NY 10019 and our telephone number is (646) 427-2727. Our website address is http://www.indaptusrx.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this Registration Statement. We have included our website address in this Registration Statement solely as an inactive textual reference.

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RISK FACTORS

An investment in our securities involves a high degree of risk, you should carefully consider the risk factors set forth in our most recent Annual Report on Form 10-K on file with the SEC and our most recent Quarterly Report on Form 10-Q (to the extent included therein), which are incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information in this prospectus and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering contain forward-looking statements and information within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are subject to the “safe harbor” created by those sections. These forward-looking statements include, but are not limited to, statements regarding our product candidates’ development, including the timing and design of the Phase 1 clinical trial of Decoy20 and combination study; our expectations regarding the recommended Phase 2 dose for subsequent multi-dosing and combination studies and related timing; the anticipated effects of our product candidates; our plans to develop and commercialize our product candidates; the market potential and treatment potential of our product candidates, including Decoy20; our commercialization, marketing and manufacturing capabilities and strategy; our expectations about the willingness of healthcare professionals to use our product candidates; our general business strategy and the plans and objectives of management for future operations; our research and development activities and costs; our future results of operations and condition; the sufficiency of our cash and cash equivalents to fund our ongoing activities and our ability to continue as a going concern; the impact of current macroeconomic conditions on our operations, ability to access capital, and liquidity. The words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “targets”, “may”, “plans”, “projects”, “potential”, “will”, “would”, “could” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. All such forward-looking statements involve significant risks and uncertainties, including, but not limited to, statements regarding:

●	our plans to develop and potentially commercialize our technology;

●	the timing and cost of our planned investigational new drug application and any clinical trials;

●	the completion and receipt of favorable results in any clinical trials;

●	our ability to obtain and maintain regulatory approval of any product candidate;

●	our ability to protect and maintain our intellectual property and licensing arrangements;

●	our ability to develop, manufacture and commercialize our product candidates;

●	the risk of product liability claims, the availability of reimbursement, the influence of extensive and costly government regulation;

●	our estimates regarding future revenue, expenses capital requirements and the need for additional financing; and

●	our ability to continue as a going concern.

As more fully described under the heading “Risk Factors” and elsewhere in this prospectus and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024 and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus in their entirety, many important factors affect our ability to achieve our stated objectives and to develop and commercialize any product candidates. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, including, without limitation, the risks and uncertainties set forth in our filings with the SEC. You should read this prospectus and the documents incorporated by reference herein and therein and any free writing prospectuses that we have authorized for use in this offering with the understanding that our actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. The forward-looking statements are applicable only as of the date on which they are made, and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

USE OF PROCEEDS

All of the shares of common stock offered by the selling stockholders pursuant to this prospectus will be sold by the selling stockholders for their respective accounts. We will not receive any of the proceeds from these sales.

We may receive proceeds from the exercise of the warrants to the extent that these warrants are exercised for cash. Warrants, however, are exercisable on a cashless basis. If all of the warrants were exercised for cash in full, the proceeds would be approximately $12.2 million. We currently intend to use the net proceeds of such warrant exercise, if any, to fund our research and development activities and for working capital and general corporate purposes.

We can make no assurances that any of the warrants will be exercised, or if exercised, that they will be exercised for cash, the quantity which will be exercised or in the period in which they will be exercised.

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DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for use in our business and therefore do not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and other factors our board of directors deems relevant.

SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those shares of common stock issued in the June 2025 Private Placement as well as those issuable upon exercise of warrants issued in the June 2025 Private Placement. The following table sets forth the number and percentage of shares of our common stock beneficially owned by the selling stockholders as of August 12, 2025, taking into account number of shares that may be offered under this prospectus and the number and percentage of our shares of common stock beneficially owned by the selling stockholders assuming all of the shares offered under this prospectus are sold. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Generally, a person “beneficially owns” shares of our common stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days.

All information contained in the table below and the footnotes thereto is based upon information provided to us by the selling stockholders. The information in the table below and the footnotes thereto regarding shares of our common stock to be beneficially owned after the offering under this prospectus assumes the sale of all shares of our common stock being offered by the selling stockholders under this prospectus. The percentage of shares of our common stock owned prior to and after the offering under this prospectus is based on 1,106,529 shares of our common stock outstanding as of August 12, 2025. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholders have sole voting and investment power with respect to the shares of our common stock indicated as beneficially owned.

Except for the transactions described under “Prospectus Summary—August 2024 Financing,” “Prospectus Summary—November 2024 Financing” and “Prospectus Summary—January 2025 Financing,” the selling stockholders have not held any other position or office or had any other material relationship with us or our affiliates within the past three years.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders named below and any donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from the selling stockholders as a gift, pledge, or other non-sale related transfer.

The number of shares in the column “Shares of Common Stock Being Offered” represents all of the shares of our common stock that the selling stockholders may offer under this prospectus. The third and fourth columns assume the sale of all the shares of our common stock offered by the selling stockholders under this prospectus and that the selling stockholders do not acquire or dispose of any other shares of our common stock before the completion of the offering under this prospectus. However, because the selling stockholders may sell all or some of the shares offered under this prospectus from time to time, or in another permitted manner, we cannot assure you as to the actual number of shares of our common stock that will be sold by the selling stockholders or that will be held by the selling stockholders after completion of any sales. The selling stockholders may sell some, all or none of the shares of our common stock offered under this prospectus. We do not know how long the selling stockholders will hold the shares of our common stock offered under this prospectus before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares of our common stock.

Under the terms of the warrants, a selling stockholder may not exercise such warrants to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99% (depending on the individual stockholder) of our then outstanding common stock following such exercise. The number of shares does not reflect this limitation.

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	Shares of Common Stock Beneficially Owned Prior to	Shares of Common Stock Being	Shares of Common Stock Beneficially Owned After Offering(2)
Name of Selling Stockholder	Offering	Offered(1)	Number	Percent
Eric Borell (3)	55,066	36,411	18,655	1.7%
Joseph P Errico (4)	52,372	36,300	16,072	1.4%
Thomas Errico(5)	44,231	36,300	7,931	*
Matthew Joseph Nachtrab Revocable Trust dtd 12/18/2014 (6)	621,053	544,539	76,514	6.7%
Jeffrey Meckler (7)	55,295	18,204	37,091	3.3%
Thomas Mollick (8)	287,669	181,782	105,887	9.2%
PranaBio Investments LLC (9)	105,968	90,756	15,212	1.4%
Yehuda Shimoni (10)	240,578	181,890	58,688	5.2%
3i, LP (11)	106,159	90,756	15,403	1.4%
L. Don Miller and Dana Miller (12)	8,522	3,630	4,892	*
Paul M. Arnold and Mary Jo Arnold (13)	51,110	36,354	14,756	1.3%
John Linder (14)	5,402	4,173	1,229	*
Geoffrey C Keller (15)	12,454	9,102	3,352	*
Robert G Smith (16)	21,502	18,150	3,352	*
Philip and Donna Harris Revocable Trust (17)	60,974	36,411	24,563	2.2%
Amal Amin (18)	1,286	1,037	249	*
Tammy Caress (19)	121	121	0	-
John Cassels (20)	7,721	7,533	188	*
Christopher Clark (21)	4,106	3,458	648	*
Timothy Dabulis (22)	53	53	0	-
Trent Davis (23)	1,286	1,037	249	*
Peter Fogarty (24)	1,280	1,280	0	-
Terry Lynch (25)	239	151	88	*
Daniel Mancuso (26)	662	662	0	-
Michael Nadler (27)	73	73	0	-
John Nole (28)	181	181	0	-
Thomas Parigian (29)	4,106	3,458	648	*
Kathleen Rasmussen (30)	389	389	0	-
Gary Saccaro (31)	151	151	0	-
Robert Setteducati (32)	4,106	3,458	648	*
Ali Shahhosseini (33)	151	151	0	-
Malcolm Alexander Winks (34)	1,404	1,037	367	*
Donald A Wojnowski (35)	74,910	62,735	12,175	1.1%
Marta Wypych (36)	1,807	1,662	145	*
Paulson Investment Company, LLC (37)	14,155	12,063	2,092	*
Coastlands Capital Partners LP (38)	364,110	364,110	0	-
De Pinho, Daniel & Stella De Moura (39)	1,818	1,818	0	-
Suhmann, Peter T (40)	1,818	1,818	0	-
Gabriel, Allen (41)	18,204	18,204	0	-
Wong, Jaime & Faye Routledge (42)	18,204	18,204	0	-
Andra, Kishore (43)	18,177	18,177	0	-
The Aggarwal Family Revocable Trust (44)	9,102	9,102	0	-
Strata Trust Company FBO Mason S Sexton IRA 300007998 (45)	9,102	9,102	0	-
McPherson, Heather (46)	18,132	18,132	0	-
Strata Trust Company Cust FBO Clinton A LeGyte II IRA (47)	18,204	18,204	0	-
Strata Trust Company Cust FBO Harry Thomas Bell Roth IRA (48)	9,205	9,102	103	*
Strata Trust Company Cust FBO Matthew Koehler Roth IRA (49)	9,278	9,102	176	*
Strata Trust Company Cust FBO Michael Weiby IRA (50)	10,923	10,923	0	-
Strata Trust Company Cust FBO Richard Davila Bene for Joan Davila Inherited IRA # 3000007682 (51)	9,102	9,102	0	-
Cedarview Opportunities Master Fund LP (52)	18,150	18,150	0	-
Warberg WF XIII LP (53)	54,453	54,453	0	-
Panayotou, Nick (54)	18,150	18,150	0	-
2012 Daniel R Edelson Revocable Trust (55)	9,075	9,075	0	-
Elayavalli, Venkatesh K (56)	9,075	9,075	0	-
Allo Enterprise LLC (57)	9,075	9,075	0	-
Burton, Andrew (58)	3,630	3,630	0	-
Williams, Bradford G (59)	7,260	7,260	0	-
Yokeko Investments LLC (60)	12,705	12,705	0	-
Richards, Paul (61)	7,260	7,260	0	-
Shahid, Adeel (62)	18,150	18,150	0	-
Strata Trust FBO Mark Renelt Traditional IRA #300006240 (63)	9,075	9,075	0	-
Stangarone, Umberto (64)	9,075	9,075	0	-
Arnold, Scott (65)	9,075	9,075	0	-
Norton Capital LLC (66)	18,150	18,150	0	-
Foresti-Moreno, Fabio & Carolina Roddrigues Penna Moreno (67)	7,260	7,260	0	-

*	Denotes less than 1%

8

(1)	The number of shares of common stock being offered are the shares of common stock issued in the June 2025 Private Placement and the shares of common stock issuable upon the exercise of warrants issued in the June 2025 Private Placement.

(2)	Assumes that all shares, including shares underlying warrants, being registered in this prospectus are resold to third parties and that the selling stockholder sell all shares of common stock registered under this prospectus.

(3)	Represents 21,465 shares of common stock, 2,935 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 3,039 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, 3,353 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 24,274 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(4)	Represents 17,168 shares of common stock, 2,935 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 3,039 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, 5,030 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 24,200 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(5)	Represents 12,100 shares of common stock, 4,892 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 3,039 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, and 24,200 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(6)	Represents 110,527 shares of common stock, 14,677 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 15,197 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, 8,383 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 472,269 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(7)	Represents 13,312 shares of common stock, 25,295 shares of common stock issuable upon exercise of outstanding options, 3,033 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 1,519 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, and 12,136 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement. Jeffrey Meckler is the chief executive officer and director of the Company. The business address of the selling securityholder is c/o Indaptus Therapeutics Inc., 3 Columbus Circle, 15th Floor, New York, NY 10019.

(8)	Represents 110,528 shares of common stock, 14,677 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 9,118 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, 16,767 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 136,579 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(9)	Represents 30,252 shares of common stock, 1,956 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 1,519 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, 11,737 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 60,504 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(10)	Represents 91,492 shares of common stock, 22,796 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2024 Private Placement, 5,030 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 121,260 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(11)	Represents 35,140 shares of common stock, 4,892 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 5,623 shares of common stock issuable upon the exercise of warrants issued in connection with the November 2025 Private Placement, and 60,504 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(12)	Represents 3,656 shares of common stock, 2,446 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2025 Private Placement, and 2,420 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(13)	Represents 19,496 shares of common stock, 2,348 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2025 Private Placement, 5,030 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 24,236 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(14)	Represents 1,891 shares of common stock, 503 shares of common stock issuable upon the exercise of investor warrants issued in connection with the January 2025 Private Placement, 45 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, 2,420 shares of common stock issuable upon the exercise of investor warrants issued in connection with the June 2025 Private Placement, and 534 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson Investment Company LLC, or Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

9

(15)	Represents 4,710 shares of common stock, 1,676 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 6,068 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement

(16)	Represents 7,726 shares of common stock, 1,676 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 12,100 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(17)	Represents 33,347 shares of common stock, 3,353 shares of common stock issuable upon the exercise of warrants issued in connection with the January 2025 Private Placement, and 24,274 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(18)	Represents 114 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 135 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 1,037 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(19)	Represents 121 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(20)	Represents 118 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 70 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 7,533 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(21)	Represents 297 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 351 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 3,458 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(22)	Represents 53 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(23)	Represents 114 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 135 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 1,037 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

10

(24)	Represents 1,280 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(25)	Represents 88 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 151 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(26)	Represents 662 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(27)	Represents 73 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(28)	Represents 181 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(29)	Represents 297 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 351 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 3,458 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(30)	Represents 389 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(31)	Represents 151 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(32)	Represents 297 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 351 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 3,458 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(33)	Represents 151 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(34)	Represents 114 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 253 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 1,037 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

11

(35)	Represents 10,335 shares of common stock, 1,956 shares of common stock issuable upon the exercise of warrants issued in connection with the August 2024 Private Placement, 2,021 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 1,676 shares of common stock issuable upon the exercise of investor warrants issued in connection with the January 2025 Private Placement, 2,237 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, 12,100 shares of common stock issuable upon the exercise of investor warrants issued in connection with the June 2025 Private Placement, and 44,585 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson Investment Company LLC, or Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(36)	Represents 66 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 79 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 1,662 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is affiliated with Paulson. Paulson is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(37)	Represents 959 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the November 2024 Private Placement, 1,133 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the January 2025 Private Placement, and 12,063 shares of common stock issuable upon the exercise of placement agent warrants issued in connection with the June 2025 Private Placement. Referenced person is a registered broker-dealer and acted as the placement agent in the June 2025 Private Placement.

(38)	Represents 55,209 shares of common stock and 308,901 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(39)	Represents 606 shares of common stock and 1,212 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(40)	Represents 606 shares of common stock and 1,212 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(41)	Represents 6,068 shares of common stock and 12,136 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(42)	Represents 6,068 shares of common stock and 12,136 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(43)	Represents 6,059 shares of common stock and 12,118 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(44)	Represents 3,034 shares of common stock and 6,068 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement

(45)	Represents 3,034 shares of common stock and 6,068 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement

(46)	Represents 6,044 shares of common stock and 12,088 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement

(47)	Represents 6,068 shares of common stock and 12,136 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(48)	Represents 3,137 shares of common stock and 6,068 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

12

(49)	Represents 3,210 shares of common stock and 6,068 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(50)	Represents 3,641 shares of common stock and 7,282 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(51)	Represents 3,034 shares of common stock and 6,068 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(52)	Represents 6,050 shares of common stock and 12,100 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(53)	Represents 18,151 shares of common stock and 36,302 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(54)	Represents 6,050 shares of common stock and 12,100 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(55)	Represents 3,025 shares of common stock and 6,050 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(56)	Represents 3,025 shares of common stock and 6,050 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(57)	Represents 3,025 shares of common stock and 6,050 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(58)	Represents 1,210 shares of common stock and 2,420 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(59)	Represents 2,420 shares of common stock and 4,840 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(60)	Represents 4,235 shares of common stock and 8,470 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(61)	Represents 2,420 shares of common stock and 4,840 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(62)	Represents 6,050 shares of common stock and 12,100 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(63)	Represents 3,025 shares of common stock and 6,050 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(64)	Represents 3,025 shares of common stock and 6,050 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(65)	Represents 3,025 shares of common stock and 6,050 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(66)	Represents 6,050 shares of common stock and 12,100 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

(67)	Represents 2,420 shares of common stock and 4,840 shares of common stock issuable upon the exercise of warrants issued in connection with the June 2025 Private Placement.

13

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

●	distributions to members, partners, stockholders or other equityholders of the selling stockholders;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	to or through broker-dealers or underwriters;

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	an over-the-counter distribution in accordance with the rules of the applicable exchange;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of the above methods of disposition; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 or Rule 904 under the Securities Act, if available, or Section 4(a)(1) under the Securities Act, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

14

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of the shares of common stock or interests in shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any profits realized by such selling stockholders or compensation received by such broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act. The maximum commission or discount to be received by any member of the Financial Industry Regulatory Authority (FINRA) or independent broker-dealer will not be greater than 8% of the initial gross proceeds from the sale of any security being sold.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to the selling stockholders from the sale of the common stock offered hereby will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as the selling securityholders no longer own any of the shares covered by this prospectus or any of the warrants upon the exercise of which such shares are issuable.

15

DESCRIPTION OF SECURITIES

This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share, and preferred stock, par value $0.01 per share, and some of the provisions of our certificate of incorporation and bylaws and of the Delaware General Corporation Law, or DGCL. This description is only a summary. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws have been filed as exhibits to our periodic reports filed with the SEC, which are incorporated by reference in this prospectus. You should read our amended and restated certificate of incorporation and our amended and restated bylaws for additional information before you buy any of our common stock, preferred stock or other securities. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of shares made up of 200,000,000 shares of common stock, par value $0.01 per share and 5,000,000 shares of undesignated preferred stock, par value $0.01 per share.

Reverse Stock Split

We implemented a 1-for-28 reverse stock split of our outstanding common stock, which became effective on June 26, 2025 with the shares began trading on a post-split basis on the Nasdaq Capital Market on June 27, 2025. As a result of the reverse stock split, every 28 shares of the Company’s issued and outstanding common stock were automatically converted into 1 share of common stock, without any change in the par value per share. No fractional shares were issued in the reverse stock split, and stockholders received a cash payment equal to the value of the fractional share, based on the adjusted closing price on Nasdaq as of June 26, 2025. All share information presented in this Form S-3 (except the information in the consolidated financial statements and the other documents which have been incorporated by reference herein) has been retroactively adjusted to reflect the reduced number of shares outstanding and the increase in share price which resulted from this action.

Common stock

Each share of our common stock outstanding is entitled to one vote on all matters on which our stockholders generally are entitled to vote. However, holders of our common stock are not entitled to vote on any amendment to the Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding classes or series of preferred stock if the holders of such affected classes or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to the Amended and Restated Certificate of Incorporation or the DGCL.

Generally, the Amended and Restated Bylaws provide that, subject to applicable law or the Amended and Restated Certificate of Incorporation and/or the Amended and Restated Bylaws, all corporate actions to be taken by vote of the stockholders are authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person, or by remote communication, if applicable, or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person, or by remote communication, if applicable, or represented by proxy will be the act of such class or series. Directors are elected by a plurality of the votes cast at a meeting of our stockholders for the election of directors at which a quorum is present.

Subject to the rights of holders of any then outstanding class or series of preferred stock, holders of our common stock are entitled to receive dividends and other distributions in cash, stock or property as the board of directors may declare thereon from time to time, and share equally on a per share basis in all such dividends and other distributions. In the event of our dissolution, whether voluntary or involuntary, after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock, our remaining assets and funds available for distribution will be distributed pro rata to the holders of our Common stock in proportion to the number of shares held by them and to the holders of any class or series of preferred stock entitled to a distribution. Holders of our Common stock do not have preemptive rights to purchase shares of our Common stock. All outstanding shares of our Common stock are to be fully paid and non-assessable. The rights, preferences and privileges of holders of our Common stock are subject to those of the holders of any outstanding class or series of our preferred stock that we may issue in the future.

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Blank Check Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. The Amended and Restated Certificate of Incorporation permits us to issue up to 5,000,000 shares of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of our capital stock entitled to vote thereon, without a separate class vote of the holders of preferred stock, or any separate series votes of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock certificate of designations.

Subject to the provisions of the Amended and Restated Certificate of Incorporation and limitations prescribed by law, our board of directors is expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of preferred stock, for classes and series of preferred stock. The board of directors may fix the number of shares constituting such class or series and the designation of such class or series and the powers (including voting, if any), preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such class or series. Each class or series is appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The powers (including voting, if any), preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other classes and series of preferred stock at any time outstanding.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, may adversely affect the rights our common stockholders by, among other things:

●	restricting dividends on the common stock;

●	diluting the voting power of the common stock;

●	impairing the liquidation rights of the common stock; or

●	delaying or preventing a change in control without further action by the stockholders.

As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock. There is no current intention for us to issue any shares of preferred stock.

Private Placement Warrants

We issued to investors in the June 2025 Private Placement investor (i) pre-funded warrants to purchase 190,795 shares of our common stock and (ii) warrants to purchase up to an aggregate of 1,384,722 shares of common stock at an exercise price equal to $8.3024 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions). We also issued to designees of the placement agent in the June 2025 Private Placement, placement agent warrants to purchase up to an aggregate of 83,083 shares of common stock at an exercise price equal to $8.3024 per share (subject to standard adjustments for stock splits, stock dividend, rights offerings and pro rata distributions).

Duration and Exercise Price

The pre-funded warrants have an exercise price of $0.01 per share while the investor warrants and the placement agent warrants have an exercise price of $8.3024 per share. All the warrants were exercisable upon issuance, and while the investor warrants and the placement agent warrants will expire five years following their issuance, the pre-funded warrants have no expiration date. The warrants contain standard adjustments to the exercise price including for stock splits, stock dividend, rights offerings and pro rata distributions.

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Exercise Limitation

A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would beneficially own more than 4.99% or 9.99%, depending on the individual investor, of the outstanding common stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the Beneficial Ownership Limitation, provided that the Beneficial Ownership Limitation in no event exceeds 19.99%. No fractional shares of common stock will be issued in connection with the exercise of warrants. In lieu of fractional shares, we will pay the holder either an amount in cash equal to the fractional amount multiplied by the exercise price or round such fractional share to a whole share.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may, in the event the shares underlying the warrant, or the warrant shares, are not registered under the Securities Act, elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.

Rights as a Stockholder

Except as otherwise provided in the warrant or by virtue of such holder’s ownership of common stock, the holders of the warrant do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise the warrant.

Anti-takeover Effects of Certain Provisions of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws

General

The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws contains provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of us by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

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●	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

●	the owner of 15% or more of the outstanding voting stock of the corporation;

●	an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or

●	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by Section 203. The election not to be governed by Section 203 is effective (i) upon the filing of the certificate of amendment with the Secretary of State of the State of Delaware or the adoption of the amendment to the bylaws, as applicable, for a corporation that does not have a class of voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders or (ii) 12 months after such action for all other corporations.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not exclude it from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring it to negotiate in advance with its board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Amended and Restated Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

Blank Check Preferred Stock

We believe that the availability of the preferred stock under the Amended and Restated Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance allows us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock, as well as shares of common stock, is available for issuance without further action by our stockholders, with the exception of any actions required by applicable law or the rules of any stock exchange on which our securities may be listed. The board of directors has the power, subject to applicable law, to issue classes or series of preferred stock that could, depending on the terms of the class or series, impede the completion of a merger, tender offer or other takeover attempt.

Advance Notice Procedure

The Amended and Restated Bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors.

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The Amended and Restated Bylaws provide that as to the notice of stockholder proposals of business to be brought at the annual meeting of stockholders, notice must be delivered to our secretary (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such meeting is first made by us. In addition, any proposed business other than the nomination of persons for election to our board of directors must constitute a proper matter for stockholder action.

The Amended and Restated Bylaws provide that in the case of nominations for election at an annual meeting, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) (x) if the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary of the preceding year’s annual meeting, or (y) with respect to the first annual meeting held after the issuance of securities pursuant to the registration statement of which this prospectus forms a part, not more than 120 days nor less than 90 days prior to the date of such annual meeting or, if later, the 10th day following the day on which public announcement of the date of such annual meeting is first made by us. In the case of nominations for election at a special meeting of stockholders called for the election of directors, notice must be delivered to, or mailed and received at, our principal executive offices (i) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting or (ii) if later, the 10th day following the day on which public announcement of the date of such special meeting is first made by us. In addition, each such stockholder’s notice must include certain information regarding the stockholder and the director nominee as set forth in the Amended and Restated Bylaws.

Staggered Board

Our Amended and Restated Certificate of Incorporation provides that our board of directors is be divided into three classes of directors, with the classes as nearly equal in number as possible. At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. As a result, approximately one-third of our directors is elected each year. The initial term of office of the directors of Class I shall expire as of our first annual meeting of stockholders; the initial term of office of the directors of Class II shall expire as of our second annual meeting; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of our stockholders.

●	The Class I directors are Hila Karah, Dr. Mark J. Gilbert and Robert E. Martell;

●	The Class II directors are Anthony Maddaluna and William B. Hayes; and

●	The Class III directors are Jeffrey A. Meckler, Michael J. Newman, Ph.D. and Dr. Roger J. Pomerantz.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the number of directors shall be fixed from time to time by a resolution of the majority of its board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one-third of the board of directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of its management or a change in control.

Action by Written Consent; Special Meetings of Stockholders

Our Amended and Restated Certificate of Incorporation provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provides that, except as otherwise required by law, special meetings of the stockholders can be called only by the board of directors, the chairperson of the board of directors, our chief executive officer or our president (in the absence of a chief executive officer). Except as provided above, our stockholders are not to be permitted to call a special meeting or to require the board of directors to call a special meeting.

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Removal of Directors

Our Amended and Restated Certificate of Incorporation does not provide for the removal of directors by stockholders.

Exclusive Forum

Our Amended and Restated Certificate of Incorporation provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be, to the fullest extent permitted by law, the sole and exclusive forum for any derivative action or proceeding brought on its behalf, any action asserting a claim for breach of a fiduciary duty owed by any of its directors and officers to it or its stockholders, any action asserting a claim arising pursuant to any provision of the DGCL, its Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, or any action asserting a claim governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or its directors, officers or other team members, which may discourage such lawsuits against us and our directors, officers and other team members.

Federal Forum for Securities Act Claims

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Amended and Restated Certificate of Incorporation contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock are deemed to have notice of and consented to this provision. The Supreme Court of Delaware has held that this type of exclusive federal forum provision is enforceable. There may be uncertainty, however, as to whether courts of other jurisdictions would enforce such a provision, if applicable.

This choice of federal forum for Securities Act claims may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable, which may discourage such lawsuits against us and our directors, officers and other team members.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Capital Market under the trading symbol “INDP.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC, 18 Lafayette Pl, Woodmere, NY 11598.

LEGAL MATTERS

The validity of the common stock being offered by this prospectus has been passed upon for us by Greenberg Traurig LLP.

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EXPERTS

Our consolidated financial statements as of December 31, 2024 and 2023, and for each of the years then ended, have been incorporated by reference herein in reliance upon the report of Haskell & White LLP, independent registered public accounting firm, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.indaptusrx.com. The information on our web site, however, is not, and should not be deemed to be, a part of or incorporated by reference in this prospectus.

This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC and does not contain all of the information in the registration statement. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION BY REFERENCE

The SEC permits us to “incorporate by reference” the information contained in documents we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. We have filed with the SEC, and incorporate by reference in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2024 (filed with the SEC on March 13, 2025);

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 (filed with the SEC on May 14, 2025) and June 30, 2025 (filed with the SEC on August 13, 2025);

●	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on January 14, 2025, January 31, 2025, February 12, 2025, March 13, 2025, May 14, 2025, June 11, 2025, June 13, 2025, June 26, 2025, July 1, 2025, July 16, 2025 and July 29, 2025;

●	our annual Proxy Statement on Schedule 14A relating to our annual meeting of stockholders, filed on April 28, 2025 (with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024).

●	the description of our shares of common stock contained in Item 1 of the Registration Statement on Form 8-A (File No. 001-40652), filed with the SEC on July 23, 2021, including any amendment or report filed for the purpose of updating such description.

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We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

Any statement contained in any document incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct oral or written requests by one of the following methods. Attention: Investor Relations, Indaptus Therapeutics, Inc., Three Columbus Circle, 15th Floor New York, NY 10019, (646) 427-2727. You may also access these documents, free of charge on the SEC’s website at www.sec.gov or on the “Investors” page of our website at https://indaptusrx.com. The information found on our website, or that may be accessed by links on our website, is not part of this prospectus. We have included our website address solely as an inactive textual reference. Investors should not rely on any such information in deciding whether to purchase our common stock.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby, other than the Securities and Exchange Commission registration fee:

SEC Registration Fee	$2,329
Accounting Fees and Expenses	7,500
Legal Fees and Expenses	15,000
Printing Fees and Expenses	2,500
Total	$27,329

Item 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.

Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.

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The Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

●	any transaction from which the director derived an improper personal benefit.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of ours, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial Statement Schedules.

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

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Exhibit Index

Exhibit No.	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc., dated as of July 23, 2021 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 23, 2021)
3.2	Amended and Restated Bylaws of Indaptus Therapeutics, Inc., dated as of January 22, 2024 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on January 23, 2024)
3.3	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Indaptus Therapeutics, Inc. dated August 3, 2021 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 6, 2021)
10.1	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to our Report on Form 8-K filed with the SEC on June 13, 2025 and incorporated herein by reference)
10.2	Form of Convertible Promissory Note (filed as Exhibit 10.2 to our Report on Form 8-K filed with the SEC on June 13, 2025 and incorporated herein by reference)
10.3*	Form of Pre-Funded Warrant
10.4	Form of Common Warrant (filed as Exhibit 10.3 to our Report on Form 8-K filed with the SEC on June 13, 2025 and incorporated herein by reference)
10.5	Form of Placement Agent Agreement (filed as Exhibit 10.4 to our Report on Form 8-K filed with the SEC on June 13, 2025 and incorporated herein by reference)
5.1*	Opinion of Greenberg Traurig LLP
23.1*	Consent of Greenberg Traurig LLP (included in Exhibit 5.1)
23.2*	Consent of Haskell & White LLP
24.1*	Power of Attorney (included on signature page)
107*	Filing Fee Table

*	Filed herewith
+	Indicates management contract or compensatory plan.

Item 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, NY, on the 13th day of August, 2025.

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Jeffrey A. Meckler
Name:	Jeffrey A. Meckler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTED, that each director and officer of Indaptus Therapeutics, Inc., whose signature appears below hereby appoints Jeffrey A. Meckler and Nir Sassi, and each of them severally, his or her true and lawful attorneys-in-fact and agents with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all supplements amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys- in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey A. Meckler	Chief Executive Officer and Director	August 13, 2025
Jeffrey A. Meckler	(principal executive officer)

/s/ Nir Sassi	Chief Financial Officer	August 13, 2025
Nir Sassi	(principal financial officer and principal accounting officer)

/s/ Michael J. Newman, Ph.D.	Chief Scientific Officer and Director	August 13, 2025
Michael J. Newman, Ph.D.

/s/ Dr. Roger J. Pomerantz	Chairman	August 13, 2025
Dr. Roger J. Pomerantz

/s/ William B. Hayes	Director	August 13, 2025
William B. Hayes

/s/ Hila Karah	Director	August 13, 2025
Hila Karah

/s/ Anthony J. Maddaluna	Director	August 13, 2025
Anthony J. Maddaluna

/s/ Dr. Mark J. Gilbert	Director	August 13, 2025
Mark J. Gilbert

/s/ Robert E. Martell, M.D., Ph.D.	Director	August 13, 2025
Robert E. Martell, M.D., Ph.D.

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